Exhibit 23.21

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated June 25, 2009, with respect to the consolidated balance sheet of Plaza Centers N. V. as of December 31, 2008 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, incorporated herein by reference from the Form 20-F/A (Amendment No. 1) of Elbit Imaging Ltd. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Hungária Kft.
KPMG Hungária Kft.

Budapest, Hungary
February 8, 2011